Exhibit 4

Deutsche Bank Asset & Wealth Management

RULE 10b5-1 SALES PLAN AGREEMENT

This sales plan (this “Sales Plan”) is entered into on this 11th day of May, 2016 (the “Adoption Date”) by and between the individual and entities listed on Schedule A hereto (“Sellers”) and Deutsche Bank Securities Inc. (hereinafter referred to as “Broker”), acting as agent for Sellers.

1.	Preliminary Statements

1.1 Rule 10b5-1(c). This Sales Plan is adopted and entered into by Sellers for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with the insider trading policy of Media General, Inc. (the “Company”).

1.2 Securities. Sellers are establishing this Sales Plan in order to permit the sale of up to 3,500,000 shares of the Voting Common Stock of the Company (the “Stock”), beneficially owned by Sellers as of the date hereof, that are listed on Schedule A hereto (“Plan Shares”).

1.3 Status of Sellers. Sellers may be deemed to be affiliates of the Company because John R. Muse is a director of the Company and the other Sellers are funds and investment vehicles affiliated with him.

1.4 Availability of Affirmative Defenses. Sellers understand that the effectiveness of this Sales Plan in providing an affirmative defense under the Exchange Act depends upon Sellers’ compliance with the conditions of Rule 10b5-1, which are as follows:

a. As of the date on which Sellers execute this Sales Plan, Sellers are not aware of any material nonpublic information concerning the Company or its securities;

b. Sellers enter into this Sales Plan (and any modifications of this Sales Plan) in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws;

c. Sellers do not enter into or alter a corresponding or hedging transaction or position with respect to the Stock (or any securities convertible or exchangeable into the Stock); and

d. Sellers do not alter or modify this Sales Plan at any time that Sellers are aware of any material nonpublic information about the Company or its securities.

1.5 No Other Sales Plans. Sellers have not entered into a binding contract with respect to the purchase or sale of Plan Shares with another broker, dealer or financial institution.

2.	Implementation of the Sales Plan

2.1 Appointment; Total Sales Amount. Subject to the terms and conditions hereof, Sellers hereby appoint Broker, and Broker hereby accepts such appointment, to sell such number of shares of Stock, on a pro rata basis for each Seller (subject to rounding at Broker’s discretion), as are specifically listed on Schedule A hereto (the “Total Sales Amount”) for a sales commission of                  per share of Stock sold.

2.2 Sales Period. Broker is authorized to sell Stock pursuant to this Sales Plan commencing on or after June 10, 2016, the date as set forth in Schedule B annexed to this Sales Plan, or any alteration or modification hereof, the earliest of which date shall be no sooner than the thirtieth (30th) day after the date Sellers sign this Sales Plan. Broker shall cease the sale of Stock pursuant to the termination of this Sales Plan as set forth in Section 6. The sale of shares of Stock pursuant to this Sales Plan shall be undertaken during each designated sale period (the “Sales Period”) as set forth on Schedule B hereto.

2.3 Periodic Sale Amount; Minimum Sale Price.

a. During the Sales Period, Broker shall sell the number of shares of Stock held by Sellers, on a pro rata basis for each Seller, for the account(s) of Sellers during each Sales Period as set forth on Schedule B hereto (the “Periodic Sale Amount”); provided, however, Broker shall not sell any shares of Stock pursuant to this Sales Plan unless the sales price is equal to or greater than the price per share set forth on Schedule B hereto (before deducting any commission, commission equivalent, mark-up or differential and other expenses of sale) (the “Minimum Sales Price”).

b. Broker shall only execute orders for sales of Stock hereunder when Broker can execute the order at a sales price equal to or greater than the Minimum Sales Price.

c. If, consistent with ordinary principles of best execution or for any other reason, Sellers cannot sell the Periodic Sale Amount during any Sales Period, Sellers hereby authorize Broker to sell the unsold amount at the original Minimum Sales Price as soon as practicable during the immediately succeeding period, if any, consistent with ordinary principles of best execution.

d. The Periodic Sale Amount, the Total Sales Amount and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split, or stock dividend or any change in capitalization with respect to the Company that occurs during any Sales Period.

e. Each trade or sale of Stock shall be on behalf of all Sellers, pro rata to each in accordance with each Seller’s ownership of Plan Shares as set forth on Schedule A hereto.

2.4 Plan Account. Sellers agree to deliver Plan Shares into one or more accounts at Broker in the name of and for the benefit of Sellers (the “Plan Account”) prior to the commencement of sales under this Sales Plan. Sellers will provide evidence of holdings at the transfer agent prior to the commencement of sales under this Sales Plan. Broker shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan. Broker will in no event settle any sales under this Sales Plan if the shares of Stock to be sold are not in the Plan Account.

2.5 Sales; Market Maker. Broker may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Sales of Stock may be effected in whole or in part, on an agency basis, or if Broker is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Broker may, at its sole discretion, effect one or more sales on a principal basis in accordance with all regulatory requirements regarding best execution practices.

2.6 Best Execution. Broker agrees to sell Stock under this Sales Plan pursuant to ordinary principles of best execution. Notwithstanding the foregoing, Sellers acknowledge that Broker may not be able to sell the entire amount that it is instructed to sell hereunder and that, except as set forth in Section 2.3(a) with respect to Minimum Sales Price, this Sales Plan does not constitute a guarantee or other assurance of any kind that sales of Stock will be made at any particular price on any particular day.

2.7 Cessation of Sales. Broker will not sell shares of Stock under this Sales Plan at any time:

a. When Broker, in its sole discretion, has determined that a market disruption, a banking moratorium outbreak, an escalation of hostilities or other crisis has occurred that could, in Broker’s judgment, adversely affect sales of the Stock;

b. When any person at Broker with influence over how, when or whether to effect such transaction is aware of material non-public information concerning the Company or its securities;

c. When Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Sellers or Sellers’ affiliates (other than any such restriction relating to Sellers’ possession or alleged possession of material nonpublic information about the Company or its securities);

d. After Broker receives notice from Sellers or the Company in accordance with Section 6.3 below of the occurrence of any event that would prohibit the sale of shares of Stock under this Sales Plan until the end of the Suspension Period referred to in Section 6.3;

e. After the Sales Periods specified by Sellers in Schedule B hereto;

f. After Broker receives notice from Sellers to terminate this Sales Plan in accordance with Section 6.1(e) below;

g. After Broker receives notice from Sellers or the Company that the Company or any other person has publicly announced a tender or exchange offer with respect to the Stock (other than pursuant to the Company’s Agreement and Plan of Merger (the “Merger Agreement”) with Nexstar Broadcasting Group, Inc., a Delaware corporation, and Neptune Merger Sub, Inc., a Virginia corporation);

h. After Broker receives notice from Sellers or the Company that the Company or any other person has publicly announced that the Company is the target of a merger, acquisition, reorganization, recapitalization or comparable transaction (other than pursuant to the Merger Agreement);

i. After Broker receives notice from the Company that sales of shares of Stock must cease, whether or not the reason is disclosed;

j. After Broker receives notice of the commencement of any proceeding in respect of or triggered by any of Sellers’ bankruptcy or insolvency; or

k. After Broker receives notice from the Company or representatives of any of Sellers’ estate of the death of such Seller.

2.8 Indemnification. Each of Sellers, severally and in proportion to its ownership of the Plan Shares, agrees to indemnify and hold harmless Broker and its affiliated entities, as well as their respective members, directors, officers, employees, and agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to: (i) inquiries and/or proceedings resulting from assertions that this Sales Plan or sales made under this Sales Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information; (ii) Broker’s actions taken or not taken in compliance with this Sales Plan; (iii) any breach by that Seller of the terms of this Sales Plan (including that Seller’s representations and warranties in this Sales Plan); or (iv) any violation by that Seller of applicable laws or regulations, except in each case to the extent that such claims, losses, damages, or liabilities are finally judicially determined to arise out of or relate to Broker’s act of gross negligence, willful misconduct, or bad faith provided that such Seller has not contributed to such gross negligence, willful misconduct or bad faith in any way. This indemnification obligation shall survive termination of this Sales Plan.

2.9 Limitation of Liability. Notwithstanding any other provision of this Sales Plan, neither Broker nor any of its affiliated entities nor any of their respective members, directors, officers, employees, or agents or affiliates shall be liable to Sellers or any other person or entity:

a. As a result of any action taken or not taken under this Sales Plan, except to the extent that a liability arises from Broker’s gross negligence or willful act or omission;

b. For special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably been foreseen; or

c. For any failure to perform or ceasing to perform or any delay in performance that results from a cause or circumstance that is beyond the reasonable control of Broker, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

3.	Forms 144 and 4

3.1 SEC Rule 144. Sellers represent and warrant that the shares of Stock to be sold pursuant to this Sales Plan are eligible for sale under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and represent, warrant, covenant and agree as follows:

a. Sellers may be deemed to be affiliates of the Company (within the meaning of Rule 144 promulgated pursuant to the Securities Act), and are therefore subject to the limitations set forth in Rule 144, including Rule 144(e)(5), regulating the number of shares that may be sold in any three month period. As a result, Broker is instructed to comply with Rule 144 when selling shares of Stock. Broker hereby acknowledges that it is familiar with Rule 144 and agrees to sell shares in accordance therewith. Sellers agree not to take, and agree not to cause any person or entity with which Sellers would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144, including without limitation the volume limitation of Rule 144(e).

b. Sellers will execute and deliver to Broker Forms 144 in blank for the sales to be effected under this Sales Plan at such times and in such numbers as Broker shall request, and Broker agrees to complete and file such Forms 144 on behalf of Sellers as required by applicable regulation. Sellers understand and agree that Broker shall make one Form 144 filing at the beginning of each three-month period commencing on the first trading day of any Sales Period.

c. The Forms 144 will include in the Remarks section substantially the following: “The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1 Sales Plan dated May 11, 2016, which is intended to comply with Rule 10b5-1. The representation herein regarding Sellers’ knowledge of material information speaks as of the adoption of that Sales Plan.”

d. During the term of this Sales Plan, Sellers agree to promptly notify Broker in writing if Sellers are no longer subject to Rule 144.

e. Sellers acknowledge that Broker will have no obligation to complete or file Forms 144 on behalf of Sellers for any sales made outside of this Sales Plan and that per Section 4.2, below, Sellers shall not effect any sales outside of this Sales Plan.

3.2 Section 16. One of the Sellers, John R. Muse, is subject to the reporting requirements of Section 16 of the Exchange Act. Accordingly, Broker will inform Sellers and the Company of any sales made under this Sales Plan by the end of the day on which the trade is executed, together with such information as shall be required by such Seller and/or the Company to complete the Form 4 applicable to such sale. Such Seller shall remain solely responsible for preparing and filing such forms.

4.	Additional Covenants of Sellers

4.1 No Hedging Transactions. While this Sales Plan is in effect, Sellers agree not to enter into or alter any corresponding or hedging transaction or position with respect to the Plan Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agree not to alter or deviate from the terms of this Sales Plan.

4.2 No Other Sales Plans. Sellers acknowledge and agree that Sellers have not entered, and will not enter into any other sales plans under Rule 10b5-1 while this Sales Plan is in effect.

4.3 Exchange Act Filings. Sellers shall be responsible for arranging all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act as a result of the transactions contemplated hereunder, to the extent such filings are applicable to Sellers.

4.4 No Influence. Sellers acknowledge and agree that Sellers do not have, and shall not attempt to exercise, any influence over how, when, or whether to effect sales of Stock pursuant to this Agreement.

4.5 No Communication of Material Nonpublic Information. Sellers agree that they will not, directly or indirectly, communicate any material nonpublic information about the Company or its securities, including the Stock, to any employee or representative of Broker or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

4.6 No Encumbrances. The securities to be sold under this Sales Plan are owned free and clear by Sellers and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Sellers and Broker (or Broker’s affiliates) or imposed by Rules 144 or 145 under the Securities Act.

4.7 No Contravention. The execution and delivery of this Sales Plan by Sellers and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Sellers or any of Sellers’ affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Sellers or Sellers’ affiliates.

4.8 Advisors. Sellers have consulted with Sellers’ own advisors as to the legal, tax, business, financial and related aspects of this Sales Plan and any filing obligations Sellers may have as a result of any sales made under this Sales Plan. Sellers have not relied upon Broker or any person affiliated with Broker for any legal, tax or accounting advice in connection with Sellers’ adoption and implementation of this Sales Plan. Sellers further acknowledge that Broker is not acting – and Sellers have not relied upon Broker – as a fiduciary or an advisor for Sellers. To the extent that Sellers do not permit Broker to exercise any influence over how, when or whether to effect sales of shares of Stock pursuant to this Sales Plan, Sellers acknowledge that neither Broker nor any person affiliated in connection with Broker, nor any of their respective officers, employees or other representatives is authorized to exercise any discretion with respect to this Sales Plan.

4.9 Submission to the Company. Sellers have delivered a copy of this Sales Plan, including the attached Schedule A and Schedule B, to the Company. Sellers have confirmed with the Company that the terms and conditions of this Sales Plan are acceptable. Sellers hereby consent to any filings made by the Company setting forth or otherwise making publicly available the provisions of this Sales Plan (other than taxpayer ID or social security numbers). The Company consents to any public disclosure by Sellers of the provisions of this Sales Plan. Sellers represent that Sellers have also confirmed with the Company that this Sales Plan does not violate any insider trading policy of the Company.

4.10 Authority to Bind. Sellers represent that the Sellers have the authority to direct the sales of Stock governed by this Sales Plan and held in one or more accounts with Broker.

5.	Amendments or Modifications

5.1 Changes to Provisions. Sellers may amend or modify the provisions of this Sales Plan, provided that:

a. Any such amendment or modification is made at a time when Sellers are not aware of material nonpublic information concerning the Company or its securities;

b. Any amendment or modification to this Sales Plan must be in writing and signed by both Sellers and Broker and acknowledged in writing by the Company; and

c. Any amendment or modification to this Sales Plan shall contain a representation by Sellers that Sellers are not then aware of any material nonpublic information concerning the Company or its securities.

5.2 Trade Restriction Pursuant to Changes. No Stock may be sold pursuant to any amendment of, or modification to this Sales Plan until the expiration of thirty (30) calendar days from the date Sellers sign any such amendment or modification. For the avoidance of doubt, trading shall be suspended during this period.

6.	Termination and Suspension

6.1 Termination. This Sales Plan shall terminate on the earliest to occur of:

a. September 30, 2016;

b. The date on which the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches the Total Sales Amount;

c. The date on which Broker receives written notice of the incapacity or death of any of Sellers;

d. The date on which Broker receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by any of Sellers’ bankruptcy or insolvency; and

e. The date on which Broker receives written instructions from Sellers and acknowledged by the Company delivered pursuant to applicable law, rule or regulation, or as a result of certain circumstances, warranting termination (e.g., in the event of bankruptcy, merger or acquisition), or written instructions directly from the Company, to cease sales hereunder.

f. UNTIL BROKER RECEIVES SUCH WRITTEN NOTICE OF TERMINATION AS IS PROVIDED FOR IN SECTIONS (c) THROUGH (e), ABOVE, BROKER SHALL NOT BE REQUIRED TO TERMINATE AND SHALL NOT BE LIABLE FOR NOT TERMINATING THIS SALES PLAN.

6.2 Effect of Termination. If this Sales Plan is terminated pursuant to Section 6.1, Sellers will be required to enter into a new Rule 10b5-1 trading arrangement with Broker in order to resume sales.

6.3 Suspension Based On Circumstances of Sellers. If, at any time during the term of this Sales Plan, a legal, contractual or regulatory restriction applicable to Sellers or Sellers’ affiliates, including without limitation, a stock offering requiring an affiliate lock-up, would prohibit any sale pursuant to this Sales Plan (other than any such restriction relating to Sellers’ possession or alleged possession of material nonpublic information about the Company or its securities), Sellers and the Company agree to give Broker prompt notice of such restriction by telephone, to be confirmed in writing, by written notice to Broker as soon as practicable. It shall indicate the nature and anticipated duration of the trading restriction (the “Suspension Period”), but shall not include any other information or otherwise communicate any material nonpublic information about the Company or its securities to Broker. This Sales Plan shall be suspended for the term of the Suspension Period and until Broker receives written notice from the Company that sales may recommence under this Sales Plan.

6.4 Suspension for Other Reasons. Sellers acknowledge that it may not be possible to effect a sale under this Sales Plan due to a market disruption, including without limitation, a halt or suspension of trading in the Stock imposed by a court, or governmental agency or self- regulatory organization or agency, and Sellers agree that this Sales Plan may be suspended during the occurrence of such event. If this Sales Plan is suspended, sales under this Sales Plan shall resume on the next originally scheduled date following the termination of such suspension.

7.	Notice

7.1 To Broker. All notices under this Sales Plan shall be given to Broker in the manner specified by this Sales Plan by telephone at                     , to be confirmed in writing by facsimile at                     , by e-mail at                     , or by certified mail to the address below:

Deutsche Bank Securities Inc.

Address: 60 Wall Street, 14th Floor

                New York, NY 10005

7.2 To Company. All notices to Company under this Sales Plan shall be given to Company in the manner specified by this Sales Plan by telephone at                     , to be confirmed in writing, by facsimile at                     , by e-mail at                     , or by certified mail to the address below:

Media General, Inc.

Address: 333 E. Franklin Street

                Richmond, VA 23219

7.3 To Sellers. All notices to Sellers under this Sales Plan shall be given to Sellers in the manner specified by this Sales Plan by telephone at                     , to be confirmed in writing by facsimile at                     , by e-mail at                     , or by certified mail to the address below:

Address: 2100 McKinney Avenue, Suite 1600

                Dallas, TX 75201

8.	Miscellaneous

8.1 Settlement. The net proceeds from each sale of Stock hereunder will be delivered to Sellers’ account(s) with Broker on a normal three-day settlement basis less any commission and/or fee.

8.2 Assignment. This Sales Plan may not be assigned by either party without the prior written consent of the other party.

8.3 Governing Law; Jurisdiction. This Sales Plan and all transactions contemplated hereunder, shall be governed and construed in accordance with the laws of the State of New York.

8.4 Amendments. This Sales Plan (excluding Section 8.3) may be modified or amended only by a writing signed by Sellers and Broker and, as required under this Sales Plan, the Company.

8.5 Arbitration. Any dispute between the parties relating to or arising out of or under this Sales Plan is subject to the arbitration provision of the Deutsche Bank Securities Inc. Account Agreement governing the Sellers’ account(s).

8.6 Entire Agreement. This Sales Plan, together with the schedules attached hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and none of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided in this Sales Plan. In the event that the terms or conditions in this Sales Plan conflict with the terms or conditions of the applicable Deutsche Bank Securities Inc. Account Agreement, the terms and conditions of this Sales Plan shall govern with respect to the matters covered by this Sales Plan.

8.7 Severability. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sale Plan will continue and remain in full force and effect.

8.8 Descriptive Headings. The descriptive headings of this Sales Plan are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Sales Plan.

8.9 Counterparts. This Sales Plan may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

This Sales Plan shall not be effective until Broker confirms its acceptance in writing by signing below.

Reviewed by Company:

Media General, Inc.

By:	/s/ Andrew C. Carington
Name:	Andrew C. Carington
Title:	Vice President, General Counsel and Secretary

Date: May 11, 2016

Adopted by Sellers:

Hicks, Muse, Tate & Furst Equity Fund III, L.P.

By:	HM3/GP Partners, L.P.
its general partner

	By:	Hicks, Muse GP Partners III, L.P.
its general partner

		By:	Hicks, Muse Fund III Incorporated
its general partner

			By:	/s/ David W. Knickel
			Name:	David W. Knickel
			Title:	Vice President & Chief Financial Officer

HM3 Coinvestors, L.P.

	By:	Hicks, Muse GP Partners III, L.P.
its general partner

		By:	Hicks, Muse Fund III Incorporated
its general partner

			By:	/s/ David W. Knickel
			Name:	David W. Knickel
			Title:	Vice President & Chief Financial Officer

Hicks, Muse, Tate & Furst Equity Fund IV, L.P.

By:	HM4 Partners, L.P.
its general partner

	By:	Hicks, Muse GP Partners L.A., L.P.
its general partner

		By:	Hicks, Muse Latin America Fund I Incorporated
its general partner

			By:	/s/ David W. Knickel
			Name:	David W. Knickel
			Title:	Vice President & Chief Financial Officer

Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P.

	By:	HM4 Partners, L.P.
its general partner

		By:	Hicks, Muse GP Partners L.A., L.P.
its general partner

			By:	Hicks, Muse Latin America Fund I Incorporated
its general partner

				By:	/s/ David W. Knickel
				Name:	David W. Knickel
				Title:	Vice President & Chief Financial Officer

HM4-EQ Coinvestors, L.P.

By:	Hicks, Muse GP Partners IV, L.P.
its general partner

	By:	Hicks, Muse Fund IV, LLC
its general partner

			By:	/s/ David W. Knickel
			Name:	David W. Knickel
			Title:	Vice President & Chief Financial Officer

HM Capital Partners I LP

By:	HMCP GP, LLC
its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President & Chief Financial Officer

Hicks, Muse & Co. Partners, L.P.

	By:	HM Partners, Inc.
its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President & Chief Financial Officer

/s/ John R. Muse
John R. Muse

Muse Family Enterprises, Ltd.

By:	JRM Management Company, LLC
its general partner

	By:	/s/ John R. Muse
	Name:	John R. Muse
	Title:	President

JRM Interim Investors, L.P.

By:	JRM Management Company, LLC
its general partner

	By:	/s/ John R. Muse
	Name:	John R. Muse
	Title:	President

Accepted by Broker:

/s/ Kelly McMahon
Branch Supervisor Signature
Print Name: Kelly McMahon

Date: May 11, 2016

FOR INTERNAL OFFICE USE ONLY:
Applicable Account No(s).

SCHEDULE A

(Sellers)

Name of Seller	Taxpayer ID or Social Security Number of Seller	Number of Plan Shares
HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.		2,665,642
HM3 COINVESTORS, L.P.		34,858
HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.		690,210
HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.		4,642
HM4-EQ COINVESTORS, L.P.		10,711
HM CAPITAL PARTNERS I LP		1,454
HICKS, MUSE & CO. PARTNERS, L.P.		37,083
JOHN R. MUSE		53,711
MUSE FAMILY ENTERPRISES, LTD.		206
JRM INTERIM INVESTORS, L.P.		1,483

Total	—	3,500,000